1. Full settlement shall continue to be deferred to January 31, 2000 subject to the immediate further partial payment to World CallNet, Inc. totalling
US$3,000,000 in cleared funds by January 7, 2000 together with 500,000 KeyClub.net, Inc. shares.

2. The balance settlement of $US8,892,750 in cleared funds and 1,321,499 KeyClub.net, Inc. shares pursuant to our existing contract shall the be due on January 31, 2000.

3. World CallNet Inc. continues to agree to grant MailTV Pty Ltd a further extension to allow for a settlement on February 29, 2000, should this be required, conditional upon receiving a further partial payment of $US2,000,000 in cleared funds and 333,333 KeyClub.net, Inc. shares being made to Word CallNet, Inc. by no later than January 31, 2000. Under such circumstances the balance of the settlement of US$6,892,750 in cleared funds and 988,166 KeyClub.net, Inc. shares will be due on February 29, 2000.

4. Notwithstanding any provision or agreement to the contrary made between the parties in either the Stock Purchase Agreement or the amendment to the Stock Purchase Agreement which was made by letter dated December 15, 1999, the parties hereby agree that MailTV Pty Ltd. has waived any and all rights that it had, or may have, to match any offer of funding that World CallNet, Inc. wishes to engage in, and that any and all such rights are hereby terminated and shall be of no further force and effect.

5. Notwithstanding any provision or agreement to the contrary made between the parties in either the Stock Purchase Agreement or the amendment to the Stock Purchase Agreement which was made by letter dated December 15, 1999, the parties hereby agree that, except for the 2,900,000 Company Shares (the "First Tranche Shares") and the 11,600,000 Company Shares (the "Second Tranche Shares") described in the Stock Purchase Agreement, any anti-dilution rights or other rights to subscribe to purchase any additional shares of Common Stock of the Company that MTVA has, or may have had, by virtue of the Stock Purchase Agreement, as amended, are hereby terminated and shall be of no further force and effect.

6. Should any of the payments required by the Stock Purchase Agreement, as such agreement has been amended and further amended by a letter dated December 15, 1999 and this letter agreement, not be fully satisfied on or before any of the dates provided for such payments, such event shall be deemed to constitute an intentional breach of the covenants, representations and warranties made by MTVA contained in the Stock Purchase Agreement, as amended, and shall be grounds for immediate and final termination of the Stock Purchase Agreement, as amended, by WOWW notwithstanding any provisions in the original Stock Purchase Agreement providing for cure of breaches by the Purchaser through the exercise of its reasonable best efforts.

7. In addition to the foregoing, in the event that MTVA fails to satisfy any of the conditions in the Stock Purchase Agreement, as amended, and WOWW elect to terminate the Stock Purchase Agreement, as amended, WOWW agrees to release MTVA from any damages resulting from MTVA's default in consideration MTVA's agreement that neither WOWW nor Paul Goodman Simpson shall, in any way, be liable to MTVA for any damages whatsoever resulting from termination of the Stock Purchase Agreement, as amended.


For and on behalf of MailTV Pty Ltd


Peter Boonen
------------

For and on behalf of World CallNet, Inc.


Paul Goodman-Simpson
--------------------